Exhibit 2.2
PATENT PURCHASE AGREEMENT
This PATENT PURCHASE AGREEMENT (this “Agreement”) is entered into, as of September 22, 2009, by and between Vulcan Ventures Inc., a Washington corporation, with an address at 505 Fifth Ave. South, Suite 900, Seattle, WA 98104 (“Seller”) and ARRIS Group, Inc., a Delaware corporation, with an address at 3871 Lakefield Drive, Suwanee, Georgia 30024 (“Purchaser”). The parties hereby agree as follows:
1. Background
1.1 Seller owns certain patent applications, patents, and/or related foreign patents and applications which it purchased from Digeo, Inc. (“Digeo”), pursuant to that certain Patent Purchase Agreement dated December 18, 2008.
1.2 Digeo and Purchaser have entered into that certain Asset Purchase Agreement, dated as of September 22, 2009 (the “Asset Purchase Agreement”), which is conditioned upon Seller agreeing to sell and assign such patents and applications to Purchaser.
1.3 In connection with the Asset Purchase Agreement, Seller wishes to sell to Purchaser, and Purchaser wishes to acquire, all right, title, and interest in such patents and applications.
2. Definitions
“Assigned Patent Rights” means all patent applications and patents owned by Seller listed on Exhibit A.
“Assignment Agreements” means the agreements assigning ownership of the Assigned Patent Rights from the inventors and/or prior owners to Seller.
“Docket” means Seller’s or its agents’ list or other means of tracking information relating to the prosecution or maintenance of the Assigned Patent Rights throughout the world, including, without limitation, the names, addresses, email addresses, and phone numbers of prosecution counsel and agents, and information relating to deadlines, payments, and filings.
“Effective Date” means the Closing Date (as defined in the Asset Purchase Agreement).
“Executed Assignment(s)” means the executed and notarized Assignment of Patent Rights in the form of Exhibit B, each as signed by a duly authorized representative of Seller and the additional documents Seller may be required to execute and deliver under paragraph 5.3.
“Prosecution History Files” means all files, documents and tangible things, as those terms have been interpreted pursuant to rules and laws governing the production of documents and things, constituting, comprising or relating to the investigation, evaluation, preparation, prosecution, maintenance, defense, filing, issuance, registration, assertion or enforcement of the Assigned Patent Rights.
“Transmitted Copy” has the meaning set forth in paragraph 8.11.
3. Payment. Purchaser will pay to Seller the amounts pursuant to the Payment Schedule, attached hereto as Exhibit C (the “Patent Purchase Price”). Seller will furnish Purchaser with all necessary information to make a wire transfer to a designated bank account of Seller.
4. Transfer of Assigned Patent Rights
4.1 Assignment of Assigned Patent Rights. Seller shall sell, assign, transfer, and convey to Purchaser all right, title, and interest in and to the Assigned Patent Rights on the Effective Date. Seller understands and acknowledges that, if any of the Assigned Patent Rights are assigned to Seller’s affiliates, Seller may be required to perform certain actions to establish that Seller is the assignee and to record such assignments. Upon execution of the Agreement or reasonably promptly thereafter, Seller will execute and deliver to Purchaser the Assignment of Patent Rights in the form set forth in Exhibit B.
5. Additional Obligations
5.1 Further Cooperation.
(a) At the reasonable request of Purchaser, Seller will execute and use commercially reasonable efforts to deliver such other instruments and to do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby, including, without limitation, execution, acknowledgment, and recordation of other such papers, and using commercially reasonable efforts to obtain the same from the respective inventors, as necessary or desirable for fully perfecting and conveying unto Purchaser the benefit of the transactions contemplated hereby. Purchaser will reimburse Seller for its reasonable out-of-pocket expenses in complying with this subparagraph 5.1(a), provided that such reimbursement will be subject to Seller’s first obtaining Purchaser’s consent to such amounts (other than nominal amounts), such consent not to be unreasonably withheld.
(b) To the extent any attorney-client privilege or the attorney work-product doctrine applies to any portion of the Prosecution History Files under Seller’s or Seller’s representatives’ normal document retention policy (if any), Seller will ensure that, if any such portion of the Prosecution History File remains under Seller’s possession or control, it is not disclosed to any third party unless (i) disclosure is ordered by a court of competent jurisdiction, after all appropriate appeals to prevent disclosure have been exhausted, and (ii) Seller gave Purchaser prompt notice upon learning that any third party sought or intended to seek a court order requiring the disclosure of any such portion of the Prosecution History File.
(c) Seller will, at the reasonable request of Purchaser, assist Purchaser in providing, and obtaining, from the respective inventors, the prompt production of pertinent facts and documents, the giving of testimony, the execution of petitions, oaths, powers of attorney, specifications, declarations or other papers and such other assistance reasonably necessary for Purchaser’s filing and prosecuting patent applications, enforcement or other actions and proceedings with respect to the claims under the Assigned Patent Rights. Purchaser shall compensate Seller for any reasonable, documented disbursements and time incurred in connection with providing assistance under this subparagraph 5.1(c) in connection with any enforcement or other infringement action regarding the Assigned Patent Rights, under a standard billable hour rate of Seller; provided that Seller shall have furnished Purchaser an advance, written estimate of the fees and costs for such assistance and Purchaser shall have agreed in writing to pay such fees and costs.
5.2 Power of Attorney. Seller hereby gives Purchaser power-of-attorney to execute documents in the name of Seller in order to effectuate the recordation of the transfers of any portion of the Assigned Patent Rights in a governmental filing office in the world.
5.3 Foreign Assignments. To the extent the Assigned Patent Rights include non-United States patents and patent applications, Seller will promptly use commercially reasonable efforts to deliver to Purchaser’s representatives executed documents in the forms requested by Purchaser in order to perfect the assignment to Purchaser in the non-U.S. jurisdictions of the non-U.S. patents and patent applications. Purchaser will reimburse Seller for its reasonable out-of-pocket expenses in complying with this Section 5.3, provided that such reimbursement will be subject to Seller’s first obtaining Purchaser’s consent to such amounts (other than nominal amounts), such consent not to be unreasonably withheld.
5.4 Fees. The parties acknowledge that, from time to time, Seller has received invoices for maintenance fees, annuities, and the like for the Assigned Patent Rights. Seller agrees to pay all such fees due as of the Effective Date. Although certain of such fees may be due or outstanding as of or after the Effective Date of this Agreement, Seller is not aware of (a) any material amounts for such fees that are outstanding as of the Effective Date and/or (b) any failure of Seller to pay any such amounts that has resulted in any material prejudice to the Assigned Patent Rights. On the Effective Date, Seller agrees to provide Purchaser with a list of all Assigned Patent Rights that have maintenance fees, annuities, and the like due within ninety (90) days of the Effective Date.
5.5 Docket. Seller will, as reasonably requested by Purchaser, cooperate and provide current Docket information to effect a smooth transfer of the Assigned Patent Rights to Purchaser. Purchaser will reimburse Seller for its reasonable out-of-pocket expenses in complying with this Section 5.5, provided that such reimbursement will be subject to Seller’s first obtaining Purchaser’s consent to such amounts (other than nominal amounts), such consent not to be unreasonably withheld.
5.6 No Contest. Seller shall not take an action or cooperate with any third party in any effort to challenge the validity or enforceability (or narrow the claims construction) of any of the Assigned Patent Rights, except in response to a claim or assertion by Purchaser (and/or any successor or permitted assign) against Seller of infringement of any of the Assigned Patent Rights.

6. Representations and Warranties of Seller
Seller hereby represents and warrants to Purchaser each of the following as of the Effective Date (all of the following only to the best of Seller’s knowledge, without investigation, as of the Effective Date):
6.1 Authority. Seller is a company duly formed, validly existing, and in good standing under the laws of the State of Washington. Seller has the full power and authority and has obtained or promptly will obtain all third party consents, approvals, and/or other authorizations required to enter into this Agreement and to carry out its obligations hereunder, including, without limitation, the assignment of the Assigned Patent Rights to Purchaser.
6.2 Title and Contest. Seller owns all right, title, and interest to the Assigned Patent Rights, including, without limitation, all right, title, and interest to sue for infringement of the Assigned Patent Rights. Seller has obtained and properly recorded previously executed assignments for the Assigned Patent Rights as necessary to fully perfect its rights and title therein in accordance with governing law and regulations in each respective jurisdiction. The Assigned Patent Rights are free and clear of all liens, claims, mortgages, security interests or other encumbrances, and restrictions (other than the licenses and obligations set forth in Exhibit D). As of the Effective Date, there are no third party actions, suits, investigations, claims, or proceedings threatened, pending, or in progress regarding the Assigned Patent Rights.
6.3 Existing Licenses and Obligations. Except for the licenses and obligations set out in Exhibit D, no other licenses under the Assigned Patent Rights have been granted or retained by Seller, any prior owner, or any inventor, and, after the Effective Date, none of Seller, any prior owner of an Assigned Patent Right, or any inventor will retain any or rights interest in the Assigned Patent Rights.
6.4 Restrictions on Rights. Except as set forth in Exhibit D, Purchaser will not be subject to any other covenant not to sue or similar restrictions that will materially affect its enforcement or enjoyment of the Assigned Patent Rights as a result of any prior transaction related to the Assigned Patent Rights.
6.5 Validity and Enforceability. None of the Assigned Patent Rights has been found (under an unappealable decision) invalid, unpatentable, or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and, with the exception of (a) publicly available documents in the applicable patent office recorded with respect to Assigned Patent Rights and (b) notice and/or information provided by the relevant patent office with respect to pending patent applications that are not currently subject to an unappealable decision by such patent office, Seller does not know of and has not received any written notice or information of any kind from any source claiming that the Assigned Patent Rights are invalid, unpatentable, or unenforceable. None of the Assigned Patent Rights that has, prior to the Effective Date, been issued as a patent is, as of the Effective Date, subject to any court or patent office proceeding or action under which its validity is being challenged.

6.6 Conduct. None of Seller, any prior owner of an Assigned Patent Right, any inventor, or any of their respective agents or representatives has engaged in any conduct (including, but not limited to, the failure to perform any necessary act), the result of which would invalidate any of the Assigned Patent Rights or hinder their enforcement.
6.7 Enforcement. Seller has not put any third party on notice of actual or potential infringement of any of the Assigned Patent Rights with respect to any matters that have not been resolved prior to the Effective Date. Seller has not initiated any enforcement action with respect to any of the Assigned Patent Rights which is still pending.
6.8 DISCLAIMER. EXCEPT FOR THE WARRANTIES EXPRESSLY SET OUT IN THIS SECTION 6, SELLER HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED. WITHOUT LIMITING THE FOREGOING, SELLER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY AS TO WHETHER ANY OF THE ASSIGNED PATENT RIGHTS WILL HAVE ANY APPLICABILITY TO OR WILL READ ON ANY TECHNOLOGY, PRODUCT, COMPONENT, SOFTWARE, SERVICE OR THE LIKE. Further, nothing in this Section 6 will impose any liability on Seller with respect to any events, acts, omissions, or circumstances of which Seller was not aware as of the Effective Date. In addition to, and without limiting the foregoing, nothing in this Agreement will be interpreted as: (a) a warranty or representation that anything made, sold, used or otherwise disposed of under the Assigned Patent Rights is or will be free from an infringement of intellectual property rights of third parties, (b) conferring by implication, estoppel, or otherwise any license or rights under any patents of either party other than the Assigned Patent Rights, or (c) an obligation to furnish to the other party or any third party any know-how.
7. Representations and Warranties of Purchaser
Purchaser hereby represents and warrants to Seller as follows:
7.1 Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware.
7.2 Purchaser has all requisite power and authority to (i) enter into, execute, and deliver this Agreement and (ii) perform fully its obligations hereunder.
7.3 Purchaser (and its permitted assigns) further represents and warrants that it is not presently under, nor will it enter into in the future, any agreement, commitment, understanding, or other obligation, written or oral, which is inconsistent with this Agreement or would in any way prevent, limit, or otherwise impair performance of any of its obligations under or in connection with this Agreement.
8. Miscellaneous
8.1 Limitation of Liability. SELLER’S TOTAL LIABILITY UNDER, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT WILL NOT EXCEED THE AMOUNTS TO BE PAID TO SELLER AS SET FORTH IN EXHIBIT C OF THIS AGREEMENT.

PURCHASER’S TOTAL LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE AMOUNTS TO BE PAID TO SELLER AS SET FORTH IN EXHIBIT C OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THE LIMITATIONS ON POTENTIAL LIABILITIES SET FORTH IN THIS PARAGRAPH 8.1 WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.
8.2 Limitation on Consequential Damages. NEITHER PARTY WILL HAVE ANY OBLIGATION OR LIABILITY (WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), REPRESENTATION, STRICT LIABILITY OR PRODUCT LIABILITY), FOR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL, MULTIPLIED, PUNITIVE, SPECIAL, OR EXEMPLARY DAMAGES OR LOSS OF REVENUE, PROFIT, SAVINGS OR BUSINESS ARISING FROM OR OTHERWISE RELATED TO THIS AGREEMENT, EVEN IF A PARTY OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES ACKNOWLEDGE THAT THESE EXCLUSIONS OF POTENTIAL DAMAGES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.
8.3 Confidentiality of Terms. The parties hereto will keep the terms and existence of this Agreement and the identities of the parties hereto and their affiliates confidential and will not now or hereafter divulge any of this information to any third party except (a) with the prior written consent of the other party; (b) as otherwise may be required by law or legal process, including pursuant to any securities filings as may be required by applicable law or stock exchange rules, and the related press conferences to announce the Asset Purchase Agreement and the transactions contemplated thereby; (c) during the course of litigation, so long as the disclosure of such terms and conditions is restricted in the same manner as is the confidential information of other litigating parties; (d) in confidence to its legal counsel, accountants, banks and financing sources and their advisors solely in connection with complying with or administering its obligations with respect to this Agreement; (e) by Purchaser, to potential purchasers or licensees of the Assigned Patent Rights; (f) in order to perfect Purchaser’s interest in the Assigned Patent Rights with any governmental patent office (including, without limitation, recording the Executed Assignment(s) in any governmental patent office); or (g) to enforce Purchaser’s right, title, and interest in and to the Assigned Patent Rights; provided that, in (b) and (c) above, (i) to the extent permitted by law, the disclosing party will use all legitimate and legal means available to minimize the disclosure to third parties, including, without limitation, seeking a confidential treatment request or protective order whenever appropriate or available; and (ii) to the extent feasible under the circumstances, the disclosing party will provide the other party with at least ten (10) days’ prior written notice of such disclosure.
8.4 Governing Law; Venue/Jurisdiction. This Agreement will be interpreted, construed, and enforced in all respects in accordance with the laws of the State of Washington, without reference to its choice of law principles to the contrary. Seller will not commence or prosecute any action, suit, proceeding or claim arising under or by reason of this Agreement other than in the state or federal courts located in Washington. Each party hereto irrevocably consents to the jurisdiction and venue of the courts identified in the preceding sentence in connection with any action, suit, proceeding, or claim arising under or by reason of this Agreement.
8.5 Notices. All notices given hereunder will be given in writing (in English), will refer to this Agreement and will be delivered to the address set forth below by (i) personal delivery, (ii) delivery postage prepaid by an internationally-recognized express courier service:

If to Purchaser	If to Seller
ARRIS Group, Inc.	Vulcan Ventures Inc.
3871 Lakefield Drive	505 Fifth Avenue S, Suite 900
Suwanee, Georgia 30024	Seattle, WA 98104

Attn:	Attn: General Counsel
Notices are deemed given on (a) the date of receipt or (b) if delivery is refused, the date of refusal. Either party may from time to time change its address for notices under this Agreement by giving the other party written notice of such change in accordance with this paragraph.
8.6 Relationship of Parties. The parties hereto are independent contractors. Nothing in this Agreement will be construed to create a partnership, joint venture, franchise, fiduciary, employment or agency relationship between the parties. Neither party has any express or implied authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party.
8.7 Equitable Relief. Seller acknowledges and agrees that damages alone would be insufficient to compensate Purchaser for a breach by Seller of this Agreement and that irreparable harm would result from a breach of this Agreement. Seller hereby agrees that in the event Seller breaches this Agreement, Purchaser will be entitled to seek injunctive or other equitable relief to prevent a breach or further breach, and the entering of an order for specific performance to compel performance of any obligations under this Agreement in addition to any available legal remedies. Further, each party acknowledges and agrees that any breach of the confidentiality obligations set forth in Section 8.3 above shall cause the other party irreparable harm for which monetary damages would be inadequate. Accordingly, the Parties agree that in the event of such a breach, the disclosing party will be entitled to seek injunctive or other equitable relief to enforce this Agreement in addition to any available legal remedies.
8.8 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then the remainder of this Agreement will have full force and effect, and the invalid provision will be modified, or partially enforced, to the maximum extent permitted to effectuate the original objective.
8.9 Waiver. Failure by either party to enforce any term of this Agreement will not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the parties.

8.10 Miscellaneous. This Agreement, including its exhibits, and the Asset Purchase Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and merge and supersede all prior and contemporaneous agreements, understandings, negotiations, and discussions. Neither of the parties will be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. This Agreement is not intended to confer any right or benefit on any third party (including, but not limited to, any employee or beneficiary of any party), and no action may be commenced or prosecuted against a party by any third party claiming as a third-party beneficiary of this Agreement or any of the transactions contemplated by this Agreement. No oral explanation or oral information provided by either party hereto will alter the meaning or interpretation of this Agreement. No amendments or modifications will be effective unless in a writing signed by authorized representatives of both parties. The terms and conditions of this Agreement will prevail notwithstanding any different, conflicting or additional terms and conditions that may appear on any letter, email or other communication or other writing not expressly incorporated into this Agreement. The following exhibits are attached hereto and incorporated herein: Exhibit A (entitled “Assigned Patent Rights”); Exhibit B (entitled “Assignment of Patent Rights”); Exhibit C (entitled “Payment Schedule”); and Exhibit D (entitled “Licenses & Encumbrances”).
8.11 Counterparts; Electronic Signature; Delivery Mechanics. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument. Each party will execute and promptly deliver to the other party a copy of this Agreement bearing the original signature. Prior to such delivery, in order to expedite the process of entering into this Agreement, the parties acknowledge that a Transmitted Copy of this Agreement will be deemed an original document. “Transmitted Copy” means a copy bearing a signature of a party that is reproduced or transmitted via email of a .pdf file, photocopy, facsimile, or other process of complete and accurate reproduction and transmission.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Patent Purchase Agreement as of the Effective Date.

SELLER:			PURCHASER:

Vulcan Ventures Inc.			ARRIS Group, Inc.

By:	/s/ Martha Fuller		By:	/s/ Lawrence A. Margolis

	Name:	Martha Fuller		Name:	Lawrence A. Margolis
	Title:	Vice President		Title:	E.V.P.

Patent Purchase Agreement
List of Exhibits
Exhibit A – Patents to be Assigned
Exhibit B – Assignment of Patent Rights
Exhibit C – Payment Schedule
Exhibit D – Licenses and Encumbrances

*	Pursuant to Item 601(b)(2) of Regulation S-K, the schedules and exhibits to such agreement have been omitted. ARRIS Group, Inc. agrees to supplementally furnish a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.